POPULAR, INC.

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

Popular, Inc.’s website: www.popular.com

News
For Immediate Release:

Popular, Inc. sells $275 million of its 6.85% Senior Notes due 2012 through its subsidiary
Popular North America, Inc.

San Juan, Puerto Rico, Friday, December 21, 2007 – (NASDAQ: BPOP, BPOPO) — Popular, Inc. (the “Corporation”) today announced the issuance and sale by Popular North America, Inc., the parent bank holding company of all of its U.S. mainland operations, of $275 million of 6.85% Senior Notes due in 2012 (the “Notes”). The payment of principal and interest on the Notes will be fully and unconditionally guaranteed by the Corporation. The Notes were sold in the Puerto Rico market. The net proceeds of this offering will be used to repay all of our outstanding commercial paper with varying maturities and to the extent any funds remain, to repay other short-term indebtedness and for general corporate purposes. Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. noted that “the issuance of the Notes in this challenging environment will allow the Corporation to improve our liquidity position.”

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Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker /dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves through its subsidiaries Banco Popular North America which operates branches in New York, California, Illinois, New Jersey, Florida and Texas, E-LOAN and Popular Financial Holdings. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

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